Exhibit 10.1

EXECUTION VERSION

KEY STOCKHOLDER AGREEMENT

This Key Stockholder Agreement (this “Agreement”) is made and entered into as of November 9, 2026, by and between BCP Investment Corporation, a Delaware corporation (“Acquiror”), and [•] (the “Key Stockholder” and, collectively with Acquiror, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Key Stockholder is the beneficial or record owner of the shares of the common stock, par value $0.001 per share (“ICMB Common Stock”) of Investcorp Credit Management BDC, Inc., a Maryland corporation (“ICMB”), that are set forth on Schedule A hereto;

WHEREAS, simultaneously with the execution of this Agreement, Acquiror, ICMB and Aria Acquisition Sub, Inc., a Maryland corporation and a direct, wholly owned subsidiary of Acquiror (“Acquisition Sub”), are entering into an Agreement and Plan of Merger (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) that, among other matters, provides for the merger of Acquisition Sub with and into ICMB (the “First Merger”), with ICMB surviving the First Merger as a wholly-owned subsidiary of Acquiror (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the First Merger, the Surviving Corporation shall merge with and into Acquiror (the “Second Merger”), with Acquiror as the surviving company in the Second Merger; and

WHEREAS, as a condition and inducement to each of Acquiror and Acquisition Sub’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties are entering into this Agreement with respect to the Covered Shares (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. Otherwise, when used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.

“Acquiror Covered Shares” means (a) all shares of common stock of Acquiror, par value $0.01 per share (“Acquiror Common Stock”), that the Key Stockholder owns, beneficially or of record, as of the date of this Agreement, and (b) any additional shares of Acquiror Common Stock that the Key Stockholder may acquire following the execution of this Agreement (including as a result of the Closing). For the avoidance of doubt, “Acquiror Covered Shares” will also include those shares of Acquiror Common Stock (i) held indirectly or otherwise controlled by the Key Stockholder or owned by its affiliates (whether or not for the benefit of the Key Stockholder) and

(ii) transferred by the Key Stockholder for estate planning purposes so long as such shares are held indirectly or otherwise controlled by any member of the Key Stockholder’s immediate family or any trust where the beneficiaries include a member of the Key Stockholder’s immediate family. For the avoidance of doubt, “Acquiror Covered Shares” shall include all shares of Acquiror Common Stock held by any Key Stockholder Affiliate (including any Person that controls the Key Stockholder), but shall not include any such shares held in the account of any fund, investment vehicle or other advisory client over which neither the Key Stockholder nor any Key Stockholder Affiliate possesses voting or dispositive power, in each case only for so long as neither the Key Stockholder nor any Key Stockholder Affiliate possesses voting or dispositive power over such shares; provided, that if at any time the Key Stockholder or any Key Stockholder Affiliate obtains voting or dispositive power over any such shares, such shares shall thereupon constitute Acquiror Covered Shares (and Covered Shares) for all purposes of this Agreement.

“Beneficially Own”, “Beneficially Owned” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time.

“Closing” means the time at which the First Merger is effective.

“Covered Shares” means, collectively, the Acquiror Covered Shares and the ICMB Covered Shares.

“Excluded Third Party” means, as of any time of determination, any Person that has filed a Schedule 13D with respect to its Beneficial Ownership of five percent (5%) or more of the outstanding Acquiror Common Stock as of such time of determination.

“ICMB Covered Shares” means (a) all shares of ICMB Common Stock that the Key Stockholder owns, beneficially or of record, as of the date of this Agreement, and (b) any additional shares of ICMB Common Stock that the Key Stockholder may acquire following the execution of this Agreement. For the avoidance of doubt, “ICMB Covered Shares” will also include those shares of ICMB Common Stock (i) held indirectly or otherwise controlled by the Key Stockholder or owned by its affiliates (whether or not for the benefit of the Key Stockholder) and (ii) transferred by the Key Stockholder for estate planning purposes so long as such shares are held indirectly or otherwise controlled by any member of the Key Stockholder’s immediate family or any trust where the beneficiaries include a member of the Key Stockholder’s immediate family.

“Key Stockholder Affiliate” means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the Key Stockholder.

“Standstill Expiration Time” shall mean the earlier to occur of (a) the Termination Date as defined in the Merger Agreement or the date upon which the Merger Agreement is otherwise terminated in accordance with its terms, (b) the day that falls on the eighteen (18) month anniversary of the Closing Date, and (c) if it occurs after the Closing, the first date on which the Key Stockholder, together with the Key Stockholder Affiliates, beneficially owns less than 2% of the outstanding Acquiror Common Stock and less than 2% of each other class of voting securities of Acquiror then outstanding, if any.

“Transfer” and grammatical variations thereof shall mean, with respect to any securities: (a) any direct or indirect sale, assignment, distribution, dividend, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise, including as a result of death, disability or incapacity), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, distribution, dividend, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise, including as a result of death, disability or incapacity), of such securities; (b) the deposit of such securities into a voting trust, the entry into a voting agreement with respect to such securities or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization) with respect to such securities; or (c) any agreement or other legally binding commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b).

Section 2. Transfer of Covered Shares.

(a) Hereafter until the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Closing, the Key Stockholder agrees not to Transfer, or permit to be Transferred, any ICMB Covered Shares, other than with the prior written consent of Acquiror; provided, that the Key Stockholder may Transfer, or permit to be Transferred, ICMB Covered Shares without the prior written consent of Acquiror if (A) the transferee of the ICMB Covered Shares is an affiliate of the Key Stockholder, (B) such ICMB Covered Shares are Transferred by the Key Stockholder for estate planning purposes and such shares are held indirectly or otherwise controlled by any member of the Key Stockholder’s immediate family or any trust where the beneficiaries include a member of the Key Stockholder’s immediate family, or (C) the ICMB Covered Shares held by such Key Stockholder are Transferred by operation of law, and, in the case of each (A), (B), or (C), the transferee has executed a joinder agreement (in form and substance reasonably satisfactory to Acquiror) agreeing to become a party to this Agreement and be subject to the terms of this Agreement applicable to the Key Stockholder. For the avoidance of doubt, nothing in this Agreement shall prohibit the Key Stockholder from surrendering its ICMB Covered Shares for payment of Merger Consideration in accordance with Section 2.2 of the Merger Agreement.

(b) From and after the Closing until the Standstill Expiration Time, the Key Stockholder agrees not to Transfer, or permit to be Transferred, any Acquiror Covered Shares to any Person that (i) is an Excluded Third Party or (ii) together with its affiliates, owns 4.9% or more of the outstanding Acquiror Common Stock or each other class of voting securities of Acquiror, measured both before and immediately after the consummation of such Transfer, in each case, other than with the prior written consent of Acquiror; provided, that the foregoing shall not limit, restrict or prohibit any open market transactions in which the identity of the transferee is not known to the Key Stockholder. Except as set forth in this Section 2(b), from and after the Closing, the Key Stockholder may freely Transfer its Acquiror Covered Shares.

(c) Hereafter until the Closing, the Key Stockholder agrees not to, and shall cause the Key Stockholder Affiliates not to, directly or indirectly, without the prior written consent of Acquiror, purchase, acquire or agree to acquire Beneficial Ownership of any additional shares of ICMB Common Stock or Acquiror Common Stock, or any securities convertible into or exercisable or exchangeable for ICMB Common Stock or Acquiror Common Stock, or any other voting securities of ICMB or Acquiror.

Section 3. Voting of Shares; Quorum.

Section 3.1 Hereafter until the Standstill Expiration Time (or such earlier time as is specified below):

(a) until the earliest of the Closing, the Termination Date or the date upon which the Merger Agreement is otherwise terminated in accordance with its terms, the Key Stockholder agrees that it shall, at every meeting of the stockholders of ICMB, and in every solicitation of consents, vote or cause to be voted (including by written consent) the ICMB Covered Shares (but only to the extent such ICMB Covered Shares are entitled to vote on such matters) (a) in favor of the approval and adoption of the Merger Agreement, and any other action in favor of the transactions contemplated thereby (including the First Merger), (b) against any action or agreement that would be reasonably likely to hinder the consummation of such transactions, including against any Competing Proposal, and (c) in favor of any proposal to adjourn or postpone any meeting of the stockholders of ICMB to a later date if such proposal is made consistent with the Merger Agreement;

(b) the Key Stockholder agrees that it shall, from and after the Closing, at every meeting of the stockholders of Acquiror, and in every solicitation of consents, vote or cause to be voted (including by written consent) the Acquiror Covered Shares in accordance with the recommendation of the Acquiror Board on any matter, including any vote to renew or approve any investment advisory agreement (the “Advisory Agreement”) between Acquiror and Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Acquiror External Adviser”) (or a successor thereof), or any merger, sale or change of control transaction involving Acquiror;

(c) the Key Stockholder agrees that it shall, at any meeting of the stockholders of ICMB prior to the Closing, however called, appear at such meeting or otherwise cause the ICMB Covered Shares to be counted as present thereat for the purpose of establishing a quorum; and

(d) the Key Stockholder agrees that it shall, at any meeting of the stockholders of Acquiror from and after the Closing and prior to the Standstill Expiration Time, however called, appear at such meeting or otherwise cause the Acquiror Covered Shares to be counted as present thereat for the purpose of establishing a quorum.

Section 4. Prohibition of Stockholder Activism.

Section 4.1 From and after the date hereof until the Standstill Expiration Time, the Key Stockholder shall not, and shall cause the Key Stockholder Affiliates and its and their representatives, and any other Person to the extent acting on behalf of, or in concert with, it or any of the Key Stockholder Affiliates or its or their representatives, not to, directly or indirectly, absent the prior written consent of Acquiror, do any of the following (or encourage any other Person to do any of the following):

(a) (i) engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act), with respect to ICMB, Acquiror, ICMB Common Stock, Acquiror Common Stock or any other voting securities of ICMB or Acquiror, of proxies or consents or conduct any non-binding referendum with respect to the election or removal of directors or any other matter or proposal to be voted on by holders of ICMB Common Stock, Acquiror Common Stock or other voting securities of ICMB or Acquiror, (ii) make any public statement in support of any third-party solicitation with respect to ICMB or Acquiror, ICMB Common Stock, Acquiror Common Stock or any other voting securities of ICMB or Acquiror or (iii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents with respect to ICMB, Acquiror, ICMB Common Stock, Acquiror Common Stock or any other voting securities of ICMB or Acquiror;

(b) knowingly encourage, advise or intentionally influence any other Person, or knowingly assist any other Person in so encouraging, advising or intentionally influencing any other Person, with respect to the voting or the giving or withholding of any proxy, consent or other authority to vote involving ICMB, Acquiror, ICMB Common Stock, Acquiror Common Stock or any other voting securities of ICMB or Acquiror, including any binding or non-binding referendum;

(c) seek or propose, alone or in concert with others, to have CM Investment Partners LLC or the Acquiror External Adviser (or any successor adviser) terminated or replaced, to prevent the adoption of the Advisory Agreement, or to have the Advisory Agreement or any other applicable investment advisory agreement terminated, amended, modified or otherwise replaced or canceled;

(d) form, join or participate in any way in any “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to the ICMB Common Stock, the Acquiror Common Stock or any other voting securities of ICMB or Acquiror;

(e) make, or in any way knowingly participate with any other Person, directly or indirectly, in any offer or proposal that would reasonably be expected to result in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or similar transaction involving ICMB, Acquiror or their respective securities or assets;

(f) (i) seek or propose, alone or in concert with others, election or appointment to, or representation on, the board of directors of ICMB (the “ICMB Board”) or the board of directors of Acquiror (the “Acquiror Board”) or nominate or propose the nomination of, or recommend the nomination of, any candidate to the ICMB Board or Acquiror Board, (ii) seek or propose, alone or in concert with others, the removal of any member of the ICMB Board or Acquiror Board; or (iii) seek or propose, alone or in concert with others, to control the management or policies of ICMB or Acquiror;

(g) (i) seek or propose, alone or in concert with others, to call a meeting of the stockholders of ICMB or Acquiror, (ii) make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the stockholders of ICMB or Acquiror, or (iii) make any demand or request for stock list materials or other books and records of ICMB or Acquiror under any applicable statutory or regulatory provisions providing for stockholder access to books and records (including any rights under Sections 2-512 and 2-513 of the Maryland General Corporation Law (the “MGCL”), Section 624 of the New York Business Corporation Law or Section 220 of the Delaware General Corporation Law (the “DGCL”));

(h) publicly disclose any intention, plan or arrangement to take any action materially inconsistent with any provisions of this Section 4; or

(i) (i) challenge the validity of, or seek to enjoin the operation of, any provision of this Agreement, the Merger Agreement or the Advisory Agreement, or (ii) allege any breach of any fiduciary duty of the ICMB Board or the Acquiror Board in connection with the negotiation, execution and delivery of this Agreement, the Merger Agreement or the Advisory Agreement, as applicable.

Section 5. Capacity.

(a) To the extent the Key Stockholder is a director of ICMB, the Key Stockholder is entering into and shall perform this Agreement solely in its capacity as a stockholder of ICMB, and nothing herein shall limit or restrict such Person’s nomination and/or election to the ICMB Board in accordance with a recommendation of the ICMB Board to stockholders of ICMB or actions taken solely in its capacity as a director of ICMB to the extent permitted by the Merger Agreement; provided, that the foregoing shall not limit any of the Key Stockholder’s obligations in its capacity as a stockholder. Prior to the Standstill Expiration Time, the Key Stockholder shall not seek or propose any additional board seat or director nomination right, or seek to control the management or policies of Acquiror.

Section 6. Mutual Non-Disparagement. The Key Stockholder, on the one hand, and Acquiror, on the other hand, agree not to prior to the Standstill Expiration Time, directly or indirectly, make any public statement, whether by way of a social media posting, press release, interview, or otherwise, that is negative, derogatory, or defamatory to the Key Stockholder (in the case of Acquiror) or ICMB, Acquiror, CM Investment Partners LLC or the Acquiror External Adviser (or any successor adviser) (in the case of the Key Stockholder), and their respective controlled affiliates and affiliates under common control with such Person, directors, officers or employees, or of the Advisory Agreement or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, this provision shall not restrict any truthful statements required to be made pursuant to any law or to any court, governmental authority, regulatory agency, self-regulatory organization, or subpoena (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), including in any legal proceeding or other action.

Section 7. Appraisal Rights. The Key Stockholder irrevocably and unconditionally waives, and agrees to cause to be waived, and agrees not to exercise or perfect, and agrees to prevent the exercise or perfection of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the transactions contemplated by the Merger Agreement, including the First Merger, that the Key Stockholder may have with respect to any of the ICMB Covered Shares in connection with the Merger Agreement, the First Merger and the transactions contemplated by the Merger Agreement (including all rights under Section 3-202 of the MGCL or otherwise). The Key Stockholder acknowledges that, pursuant to Section 4.7 of the Company’s Charter, holders of ICMB Common Stock are not entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto.

Section 8. Representations and Warranties of the Key Stockholder. The Key Stockholder hereby represents and warrants to Acquiror as follows:

Section 8.1 Authority. The Key Stockholder has the legal capacity to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the Key Stockholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a valid and binding obligation of the Key Stockholder enforceable against the Key Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 8.2 Ownership of the Covered Shares. As of the date hereof, the Key Stockholder is the direct and Beneficial Owner or record owner of all ICMB Common Stock, Acquiror Common Stock, other voting securities of ICMB or Acquiror and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, ICMB Common Stock, Acquiror Common Stock or other voting securities of ICMB or Acquiror, listed on Schedule A. As of the date hereof, Schedule A lists all Covered Shares. Other than as listed on Schedule A, as of the date hereof, neither the Key Stockholder nor any Key Stockholder Affiliate is the Beneficial Owner or record owner of any ICMB Common Stock, Acquiror Common Stock, other voting securities of ICMB or Acquiror or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, ICMB Common Stock, Acquiror Common Stock or other voting securities of ICMB or Acquiror. All the Covered Shares are Beneficially Owned by the Key Stockholder, free and clear of any and all liens or other encumbrances, other than those created by this Agreement, and those under applicable Securities Laws, and such Covered Shares are fully paid up. The Key Stockholder has voting and dispositive power over all of the Covered Shares, subject to restrictions created by this Agreement and those under applicable Securities Laws. As of the date hereof, the Key Stockholder has not entered into any agreement to Transfer such Covered Shares.

Section 8.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Key Stockholder does not, and the performance by the Key Stockholder of its obligations under this Agreement and the compliance by the Key Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any laws applicable to the Key Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or any other encumbrance on any of the Covered Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Key Stockholder is a party or by which the Key Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Key Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Key Stockholder of the transactions contemplated hereby, except for filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal securities laws and the rules and regulations promulgated thereunder.

Section 8.4 Litigation. There is no legal action pending against or, to the knowledge of the Key Stockholder, threatened against or affecting the Key Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of the Key Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 9. Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Key Stockholder as follows:

Section 9.1 Authority. Acquiror has the corporate power, authority and capacity to make, enter into and carry out the terms of this Agreement. Acquiror is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Acquiror’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other corporate action on the part of Acquiror is required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Key Stockholder, constitutes a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 9.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of the obligations under this Agreement and the compliance by Acquiror with any provisions hereof do not and will not conflict with or violate any laws applicable to, or organizational documents of, Acquiror.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement or the consummation by Acquiror of the transactions contemplated hereby, except filings under, or compliance with, the applicable requirements of the Securities Act, the Exchange Act or any other federal securities laws and the rules and regulations promulgated thereunder.

Section 9.3 Litigation. There is no legal action pending against or, to the knowledge of Acquiror, threatened against or affecting Acquiror that would reasonably be expected to materially impair or materially adversely affect the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Key Stockholder, and Acquiror shall have no authority to direct the Key Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 11. General Provisions.

Section 11.1 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 11.2 Assignment; Successors. Except as otherwise provided in Section 2 or as otherwise contemplated by the Merger Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment in violation of this Section 11.2 shall be void.

Section 11.3 Amendments or Supplements. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each Party. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 11.4 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of Acquiror and the Key Stockholder shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.5 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

c/o BCP Investment Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

Attention: Patrick Schafer

Email: Patrick.Schafer@bcpartners.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G. St., N.W.

Washington, D.C. 20001

Attention: Jonathan Corsico Steven Grigoriou

Email:   jonathan.corsico@stblaw.com

     steven.grigoriou@stblaw.com

if to the Key Stockholder, to the address for such Key Stockholder on its signature page hereto.

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY, USA 10004

Attn:  Philip Richter

    Colum J. Weiden

Email: philip.richter@friedfrank.com

   colum.weiden@friedfrank.com

and

Dechert LLP

1900 K Street, NW

Washington, D.C., 20006

Attn:  Harry S. Pangas

    John Stanley

Email: harry.pangas@dechert.com

   John.stanley@dechert.com

Each such notice, consent or other communication shall be effective upon receipt (or refusal of receipt).

Section 11.6 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 11.7 Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), and any appellate court from any thereof, in any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or federal courts in the State of Delaware, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 11.5 shall be effective service of process for any action brought in any such court or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

Section 11.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9 Entire Agreement. This Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the Parties with respect to such subject matter.

Section 11.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

Section 11.11 Interpretation. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until this Agreement is executed and delivered by all Parties.

Section 11.13 Legal Representation. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

Section 11.14 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.15 Documentation and Information. The Key Stockholder consents to and hereby authorizes Acquiror, ICMB and Acquisition Sub to publish and disclose in all documents and schedules required by applicable law to be filed with the SEC or any other Governmental Authority in connection with the Advisory Agreement, the Merger Agreement and any other transactions contemplated by the Merger Agreement (including on Schedule 13D), the Key Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Key Stockholder’s commitments and obligations under this Agreement, and the Key Stockholder acknowledges that Acquiror, ICMB and Acquisition Sub may, as permitted or required by applicable law, file this Agreement or a form hereof with the SEC or any other Governmental Authority. The Key Stockholder agrees to reasonably cooperate with Acquiror and ICMB and to promptly give Acquiror or ICMB, as applicable, any relevant information in possession of the Key Stockholder that Acquiror or ICMB, as applicable, may reasonably request relating to the Key Stockholder for the preparation of any such disclosure documents, and the Key Stockholder agrees to promptly notify Acquiror or ICMB, as applicable, of any required corrections with respect to any such written information supplied by the Key Stockholder specifically for use in any such disclosure document, if and to the extent that, to the knowledge of the Key Stockholder, any such information shall have become false or misleading in any material respect. ICMB, Acquiror (including any subsidiary thereof) and Acquisition Sub shall be permitted to disclose in any press release or other disclosure document reasonably determined by ICMB, Acquiror or Acquisition Sub to be necessary in connection with the transactions contemplated by the Merger Agreement the existence of this Agreement and the nature of the Key Stockholder’s obligations under this Agreement, in each case as permitted or required by applicable law. To the extent reasonably practicable, Acquiror and Acquisition Sub shall provide the Key Stockholder a reasonable opportunity to review and comment on any portion of a disclosure document or press release referred to in this Section 11.15 that specifically describes the Key Stockholder or its ownership of the Covered Shares (other than disclosure consistent with disclosure previously so reviewed), and shall consider any such comments in good faith; provided, that such review shall not be a condition to, or a basis for delaying, any filing required by applicable law.

Section 11.16 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically terminate in its entirety, without any action by any party hereto, upon the earliest of (a) the Termination Date, (b) the date upon which the Merger Agreement is otherwise terminated in accordance with the terms and conditions provided for therein, (c) the mutual written agreement of the parties hereto, or (d) prior to the Closing, the entry into any amendment to the Merger Agreement after the date hereof, without the prior written consent of the Key Stockholder, that reduces the Merger Consideration or changes the form of the Merger Consideration; provided, that any reduction in the Merger Consideration resulting from fluctuations in the net asset value of ICMB or Acquiror (including any adjustment to the Merger Consideration determined by reference to such net asset value in accordance with the terms of the Merger Agreement as in effect on the date hereof) shall not constitute a reduction in the Merger Consideration for purposes of this clause (d). If this Agreement is so terminated, it shall become null and void and have no further force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BCP INVESTMENT CORPORATION

[•]

Name: [•]
Title: [•]

[Signature Page to Key Stockholder Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

KEY STOCKHOLDER

[•]

By: [•]
Its: [•]

By:
Name: [•]
Title: [•]

Address for Notices:

Name:
Address Line 1:
Address Line 2:
Attention (if necessary):
Email:

[Signature Page to Key Stockholder Agreement]

Schedule A

Covered Shares

[Schedule A to Key Stockholder Agreement]